UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 25, 2007

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32843	51-0370507
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On October 26, 2007, Tim Hortons Inc. issued a press release containing financial information relating to its third quarter results and certain other information. The press release is attached hereto as Exhibit 99.1.

The Company announced today that it has completed its 2006-2007 share repurchase program with approximately 5.8 million shares purchased at an average price of Cdn.$34.43 per share. The Company also announced that its Board of Directors approved a new 2007-2008 share repurchase program of up to Cdn.$200 million, or up to 5% of the shares of the Company currently outstanding; and, in connection therewith, the Company will file a notice of intention to make a normal course issuer bid with the Toronto Stock Exchange (TSX). Implementation of the program is subject to final regulatory approval. The Company expects to implement the repurchase program on or about October 31, 2007, with purchases to be made by the Company and/or one or more of its direct or indirect subsidiaries on the TSX and/or the New York Stock Exchange, subject to compliance with applicable regulatory requirements. The program is set to expire on October 30, 2008.

The Company also announced that, as part of its share repurchase program, it will enter into a Rule 10b5-1 repurchase plan with a broker in order to facilitate its stock repurchase activity. The Rule 10b5-1 repurchase plan will allow the Company, and/or one or more of its direct or indirect subsidiaries, to purchase shares at times when it ordinarily would not be in the market due to regulatory or company restrictions. Purchases under the share repurchase program will be made under the parameters of the Rule 10b5-1 plan. In addition to repurchases made pursuant to the Rule 10b5-1 plan, the Company may also make repurchases under its stock repurchase program at management’s discretion, from time to time, subject to market conditions, stock prices, its cash position, and compliance with regulatory requirements. The full text of the Company’s press release issued today regarding its share repurchase program is attached hereto as Exhibit 99.2.

The Company also announced today that the Board of Directors has approved a Cdn.$0.07 quarterly dividend. The dividend is payable on November 20, 2007 to shareholders of record on November 6, 2007. The full text of the Company’s press release issued today regarding its quarterly dividend is attached hereto as Exhibit 99.3

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2007, our Board of Directors approved amendments to our amended and restated by-laws to add a requirement that each person nominated for election to the Board of Directors by a stockholder of the Company must agree to meet personally with the Company’s Nominating and Corporate Governance Committee (Committee) within a reasonable timeframe established by the Committee; to remove certain provisions that governed the conduct of the business and affairs of the Company prior to its separation from Wendy’s International, Inc. on September 29, 2006, which, following such date, are no longer applicable; and, to make certain other administrative adjustments. A copy of the Second Amended and Restated By-laws of Tim Hortons Inc. is attached hereto as Exhibit 3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit 3	The Company’s Second Amended and Restated By-laws, as amended October 25, 2007.

	Exhibit 99.1	Press release issued by the Company dated October 26, 2007 regarding the release of quarterly financial results and other information.

	Exhibit 99.2	Press release issued by the Company dated October 26, 2007 announcing the completion of the 2006-2007 share repurchase program and planned commencement of 2007-2008 share repurchase program.

	Exhibit 99.3	Press release issued by the Company dated October 26, 2007 announcing $0.07 quarterly dividend.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: October 26, 2007	By:	/s/ Donald B. Schroeder
Donald B. Schroeder, Executive Vice President and Secretary